EXHIBIT 99.1

Press Release
SOURCE: NuWay Energy Inc.

        NuWay Energy to Acquire Assets in the Superb Area of Saskatchewan

         IRVINE, California, August 23, 2001 -- NuWay Energy Inc. (Nasdaq SC:
NWAY-) is pleased to announce, that through its two newly formed subsidiaries, it has purchased a 30% working interest of Westlinks Resources, Inc.'s assets in the Superb Area of Saskatchewan.

         The purchase price of the acquisition is $1.068 million, payable in cash. The acquisition includes a working interest in four existing Waseca heavy oil wells with a combined production rate of approximately 250 barrels per day. Additionally the company has identified 7 infill drilling locations based on geology and 3-D seismic that should increase field productivity to over 800 barrels per day. The company plans to start drilling 5 of the 7 locations next month. Recent improvements on the property have been the construction of a central battery and water injection facility to reduce operating costs and optimize well production.

         The Superb area, located in the southeast corner of the providence of Saskatchewan, is extremely active in the production of heavy oil. Several world-class oil producing companies including Petrovera, Baytex and Conoco own properties in the adjoining region to NuWay Energy's ownership interest in the 960 acres

         Sproule Associates Limited estimates the total proven reserves to be 671,000 barrels of oil and total proven plus probable reserves to be 885,000 barrels of oil. Sproule Associates Limited is an independent engineering company, recognized internationally as a leader in petroleum engineering consulting.

         Todd Sanders, CEO stated, "We are very excited to have found such a wonderful venture to be our first since recently announcing our entrance into the energy field. With four wells already online we will see an immediate positive impact on our cash flow, not to mention what will be added on as the next five wells are drilled. Our partners in this venture are extremely experienced and we look forward to seeking out additional partnerships with them." Statements regarding anticipated oil and gas production and other oil and gas operation activities, including the costs and timing of those activities, are "forward-looking statements". These statements involve risks that could significantly impact NuWay Energy. These risks include, but are not limited to, adverse general economic conditions, operating hazards, drilling risks, inherent uncertainties in interpreting engineering and geologic data, competition, reduced availability of drilling and other well services, fluctuations in oil and gas prices and prices for drilling and other well services and government regulation and foreign political risks, as well as other risks commonly associated with the exploration and development of oil and gas properties.

Contact: Todd Sanders/CEO
         949-553-8002


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